Exhibit 99.1

LSI INDUSTRIES REPORTS FOURTH QUARTER AND FULL-YEAR FISCAL 2020 RESULTS

DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH, August 20, 2020 -- LSI Industries Inc. (NASDAQ: LYTS, or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and graphics solutions, today announced results for the fourth quarter and full-year fiscal 2020.

Fourth Quarter 2020 Summary

●	Net Income of $1.5 million compared to $0.9 million last year
●	EPS of $0.06 versus $0.03 prior year
●	EBITDA of $3.9 million; Adjusted EBITDA $4.5 million
●	Free Cash Flow of $11.5 million; Reduced outstanding debt to zero as of June 30, 2020
●	Completed Graphics facility relocation to Akron, OH

Fiscal Year 2020 Summary

●	Net Income of $9.6 million versus loss of ($16.3) million last year
●	EPS of $0.36 versus ($0.63) in fiscal 2019
●	EBITDA of $21.7 million; Adjusted EBITDA of $15.0 million
●	Free Cash Flow of $47.1 million

LSI achieved improved fourth quarter profitability despite the disruptive impact of the pandemic on our markets and customers during this period. For the three months ended June 30, 2020, LSI reported net income of $1.5 million, or $0.06 per diluted share, versus $0.9 million or $0.03 per diluted share in the prior-year fourth quarter. Adjusted EPS was $0.06 versus $0.00 for the prior-year fourth quarter. Sales for the period declined 22%.

Total free cash flow increased to $11.5 million in the fourth quarter, resulting in the elimination of all long-term debt as of June 30, 2020. For the full fiscal year, LSI generated free cash flow of $47.1 million, versus $8.9 million in fiscal 2019. Excluding $20.0 million in non-recurring cash proceeds resulting from the sale of non-core assets; free cash flow was $27.1 million in fiscal 2020.

For the twelve months ending June 30, 2020, LSI reported net income of $9.6 million, or $0.36 per diluted share versus a net loss of ($16.3) million or ($0.63) per share in the prior year, which included a pre-tax, non-cash goodwill impairment charge of $20.2 million. On an adjusted basis, the Company reported net income of $3.2 million, or $0.12 per share in fiscal 2020, versus $1.0 million, or $0.04 per share in fiscal 2019.

LSI incurred approximately $0.6 million in restructuring and severance costs in the fourth quarter. A schedule reconciling GAAP and non-GAAP financial results is included in this press release.

LSI Industries Fourth Quarter and Full-Year Fiscal 2020 Results

August 20, 2020

The Company declared a regular cash dividend of $0.05 per share payable September 8, 2020 to shareholders of record on August 31, 2020.

Management Commentary

James A. Clark, President and Chief Executive Officer commented, “Performance by the LSI team was exceptional during the challenging fourth quarter operating environment attributable to the pandemic. The level of collaboration, flexibility and willingness to adapt to new operating protocols by our workforce was terrific. The health, safety and welfare of our workforce has been and will remain our number one priority.

Our fourth quarter performance of increased earnings, gross margin rate expansion, lower operating costs, strong cash generation and elimination of long-term debt reflect not just actions taken in the fourth quarter, but the collective impact of our transformation actions we undertook eighteen months ago.

As I’ve mentioned previously, we needed to focus on building a better business before building a bigger business. During the last eighteen months, our management team implemented a series of initiatives that have transformed LSI into a leaner, more competitive organization. We’ve strengthened the balance sheet, eliminating nearly $40 million in debt over the last twelve months. Within sales, we’ve made significant progress in transitioning to higher value market applications, achieving growth in our target verticals including Petroleum, Parking and Automotive. We streamlined the innovation process, doubling the number of new products launched compared to the number of products launched in the last several years. In manufacturing, we closed non-core facilities, reducing costs and increasing capacity utilization. With improved operating capabilities, a stronger balance sheet and enhanced liquidity, the company is in a position to accelerate investment in profitable growth opportunities.

Lighting segment adjusted operating income was $2.9 million in the fourth quarter, or 5% above the prior year period. The segment gross margin rate improved 520 bps to 28.6% for the quarter, and 310 bps for the year, reflecting the progress in transitioning toward a higher-value sales mix, reductions to our manufacturing footprint, successful new products and additional actions to reduce operating costs. Fourth quarter sales declined, impacted by the COVID disruption to construction markets, as well as inventory de-stocking by distributors, which compounded the impact to our stock and flow product sales. Most recently, our book-to-bill ratio has exceeded 1.0, an indication that construction market activity is gradually recovering. Given the actions we’ve taken in lighting to consolidate infrastructure, reduce costs and improve our focus on end-customer markets, I’m confident in our ability to manage through pandemic related headwinds and profitably grow our business as markets recover.

Graphics Segment fourth quarter adjusted operating income improved to $2.2 million, an increase of $1.4 million versus income of $0.8 million last year. Graphics project installation schedules were also interrupted by the various COVID restrictions, limiting construction activity in many states. Operating expenses declined 41%, sales declined 6% and the gross margin rate was flat to prior year. Lower operating costs are the result of an organizational realignment executed earlier in the fiscal year, as well as prudent overall cost management. We successfully completed the relocation project moving from our North Canton, OH facility to a smaller, nearby facility in Akron, OH. We do not expect any significant changes to our large, multi-year petroleum and quick serve restaurant customer program commitments. However, in the near-term we do anticipate project installation schedules may be extended due to pandemic related disruptions.

As a result of our actions in fiscal 2020, we enter fiscal 2021 as a stronger business. We intend to grow our investments in new market vertical applications, strengthen and diversify our channels to market and end-user reach, increase our existing service capabilities and explore alternative growth opportunities, all while continuing to maintain financial discipline.”

LSI Industries Fourth Quarter and Full-Year Fiscal 2020 Results

August 20, 2020

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsi-industries.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

Details of the conference call are as follows:

Call Dial-In:	877-407-4018
Conference ID:	13706227

Call Replay:	844-512-2921
Replay Passcode:	13706227

A replay of the conference call will be available between August 20, 2020 and September 3, 2020. To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsi-industries.com.

ABOUT LSI INDUSTRIES

Headquartered in Blue Ash, Ohio (Greater Cincinnati), LSI Industries is a leading producer of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities for it to introduce additional solutions to its valued customers. LSI’s indoor and outdoor products and services, including its digital and print graphics capabilities, are valued by architects, engineers, distributors and contractors for their quality, reliability and innovation. The Company’s products are used extensively in automotive dealerships, petroleum stations, quick service restaurants, grocery stores and pharmacies, retail establishments, sports complexes, parking lots and garages, and commercial and industrial buildings. LSI has approximately 1,200 employees at seven manufacturing plants in the United States, including its corporate headquarters. Additional information about LSI is available at www.lsi-industries.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

LSI Industries Fourth Quarter and Full-Year Fiscal 2020 Results

August 20, 2020

INVESTOR CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

MEDIA CONTACT

Mike Wallner

513.372.3417

mike.wallner@lsi-industries.com

LSI Industries Fourth Quarter and Full-Year Fiscal 2020 Results

August 20, 2020

Financial Highlights

Three Months Ended June 30				Twelve Months End June 30
			(Unaudited)
2020	2019	% Change	(In thousands, except per share data)	2020	2019	% Change
$63,470	$81,522	-22%	Net Sales	$305,558	$328,852	-7%

1,846	(280)	n/m	Operating Income (Loss) as reported	13,076	(19,890)	n/m

329	1,082		Restructuring and plant closure costs (gains)	(7,038)	3,073
273	26		Severance costs	346	560
-	-		Goodwill Impairment	-	20,165
-	-		Transition and re-alignment costs	-	120

$2,448	$828	n/m	Operating Income as adjusted	$6,384	$4,028	58%

$1,513	$862	76%	Net Income (Loss) as reported	$9,592	$(16,339)	n/m

$1,676	$77	n/m	Net Income as adjusted	$3,212	$985	n/m

$0.06	$0.03	100%	Earnings (Loss) per share (diluted) as reported	$0.36	$(0.63)	n/m

$0.06	$-	n/m	Earnings per share (diluted) as adjusted	$0.12	$0.04	n/m

	(amounts in thousands)
	June 30	June 30,
	2020	2019
Working Capital	$51,209	$71,105
Total Assets	$172,263	$201,100
Long-Term Debt	$-	$39,541
Other Long-Term Liabilities	$11,914	$1,747
Shareholders' Equity	$125,700	$119,937

Three Months Ended June 30, 2020 Results

Net sales for the three months ended June 30, 2020 were $63.5 million, down 22% from the three months ended June 30, 2019 net sales of $81.5 million. Lighting Segment net sales of $40.6 million decreased 29% and Graphics Segment net sales of $22.9 million decreased 6% from last year’s fourth quarter net sales. The Company recorded pre-tax restructuring and plant closure costs of $0.3 million and severance costs of $0.3 million. Net income for the three months ended June 30, 2020 was $1.5 million, or $0.06 per share, compared to $0.9 million or $0.03 per share for the three months ended June 30, 2019. Earnings per share represents diluted earnings per share.

LSI Industries Fourth Quarter and Full-Year Fiscal 2020 Results

August 20, 2020

Twelve Months Ended June 30, 2020 Results

Net sales for the twelve months ended June 30, 2020 were $305.6 million, down 7% from the twelve months ended June 30, 2019 net sales of $328.9 million. Lighting Segment net sales of $206.2 million decreased 12% while Graphics Segment net sales of $99.4 million increased 6% from last year’s net sales. The Company recorded pre-tax restructuring and plant closure net (gains) of ($7.1) million related to the sale of its North Canton, Ohio facility and the closure of its New Windsor, New York facility, as well as costs incurred related to the realignment of its manufacturing footprint at its Houston, Texas facility. The realignment occurred as the result of the movement of equipment related to the closure of the New Windsor facility along with preparations to receive additional equipment resulting from the relocation of its North Canton, Ohio facility. The Company also recorded $0.3 million of severance costs. Net income for the twelve months ended June 30, 2020 was $9.6 million or $0.36 per share, compared to net (loss) of ($16.3) million or $(0.63) per share for the twelve months ended June 30, 2019. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at June 30, 2020 included current assets of $85.8 million, current liabilities of $34.6 million and working capital of $51.2 million, which includes cash of $3.5 million. The current ratio was 2.5 to 1. The balance sheet also included shareholders’ equity of $125.7 million and no long-term debt. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the fourth quarter of fiscal 2020 payable September 8, 2020 to shareholders of record as of the close of business on August 31, 2020. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and twelve months ended June 30, 2020 and 2019. Operating income, net income and earnings per share, which exclude the impact of restructuring and plant closure (gains) costs, severance costs, goodwill impairment charges and transition and re-alignment costs are non-GAAP financial measures. We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business. Also included in this press release are non-GAAP financial measures including Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA) and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated along with the calculation of EBIDTA, Adjusted EBITDA and Free Cash Flow.

LSI Industries Fourth Quarter and Full-Year Fiscal 2020 Results

August 20, 2020

Three Months Ended					Twelve Months Ended
June 30					June 30
2020		2019		(In thousands, except per share data)	2020		2019
	Diluted EPS		Diluted EPS	Reconciliation of net income (loss) to adjusted net income		Diluted EPS		Diluted EPS
$1,513	$0.06	$862	$0.03	Net Income (Loss) as reported	$9,592	$0.36	$(16,339)	$(0.63)

221	0.01	1,025	0.04	Restructuring and plant closure (gains) costs	(5,774)	(0.22)	2,410	0.09

184	0.01	54	-	Severance costs	245	0.01	426	0.02

-	-	(36)	-	Goodwill Impairment	-	-	15,325	0.59

-	-	(3)	-	Transition and re-alignment costs	-	-	91	-

		(1,825)	(0.07)	Tax impact from the anticipated sale of New Windsor assets	-	-	(928)	(0.04)

(242)	(0.01)	-	-	Tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes	(851)	(0.03)	-	-

$1,676	$0.06	$77	$-	Net Income adjusted	$3,212	$0.12	$985	$0.04

NOTE: All adjustments are net of tax except for the adjustment of the tax impact from the change in the estimated annual tax rate

LSI Industries Fourth Quarter and Full-Year Fiscal 2020 Results

August 20, 2020

Three Months Ended			(Unaudited; In thousands)	Twelve Months End
	June 30				June 30
2020	2019	% Change	EBITDA and Adjusted EBITDA	2020	2019	% Change
$1,846	$(280)	n/m	Operating Income (Loss) as reported	$13,076	$(19,890)	n/m

2,023	2,434		Depreciation and Amortization	8,654	10,221
$3,869	$2,154	80%	EBITDA	$21,730	$(9,669)	n/m

329	1,082		Restructuring and plant closure costs (gains)	(7,038)	3,073
273	26		Severance costs	346	560
-	-		Goodwill impairment	-	20,165
-	-		Transition and re-alignment costs	-	120
$4,471	$3,262	37%	Adjusted EBITDA	$15,038	$14,249	6%

Three Months Ended			(Unaudited; In thousands)	Twelve Months End
	June 30				June 30
2020	2019	% Change	Free Cash Flow	2020	2019	% Change
$12,613	$5,106	n/m	Cash Flow From Operations	$29,710	$11,490	n/m

118	-		Proceeds from Sale of Assets	20,150	-

(1,201)	(270)		Capital Expenditures	(2,739)	(2,618)
$11,530	$4,836	n/m	Free Cash Flow	$47,121	$8,872	n/m

LSI Industries Fourth Quarter and Full-Year Fiscal 2020 Results

August 20, 2020

Condensed Consolidated Statement of Operations

Three Months Ended June 30			Twelve Months Ended June 30
		(Unaudited)
2020	2019	(In thousands, except per share data)	2020	2019
$63,470	$81,522	Net Sales	$305,558	$328,852

47,386	63,414	Cost of Products Sold	230,944	253,621
222	649	Restructuring Costs	980	1,441
93	-	Severance Costs	104	77

15,769	17,459	Gross Profit	73,530	73,713

13,738	17,480	Selling and Administrative Costs	68,783	72,470
5	233	Restructuring Costs (Gains)	(8,571)	365
180	26	Severance Costs	242	483
-	-	Goodwill Impairment	-	20,165
-	-	Transition and re-alignment costs	-	120

1,846	(280)	Operating Income (Loss)	13,076	(19,890)

(120)	(45)	Other (Income) Expense	513	138
78	528	Interest Expense, net	870	2,240

1,888	(763)	Income (Loss) Before Taxes	11,693	(22,268)

375	(1,625)	Income Tax	2,101	(5,929)

$1,513	$862	Net Income (Loss)	$9,592	$(16,339)

		Weighted Average Common Shares Outstanding
26,355	26,187	Basic	26,274	26,109
26,649	26,219	Diluted	26,473	26,109

		Earnings (Loss) Per Share
$0.06	$0.03	Basic	$0.37	$(0.63)
$0.06	$0.03	Diluted	$0.36	$(0.63)

LSI Industries Fourth Quarter and Full-Year Fiscal 2020 Results

August 20, 2020

Condensed Balance Sheet

	(amounts in thousands)
	June 30,	June 30,
	2020	2019
Current Assets (Less Assets Held for Sale)	$85,858	$103,468
Assets Held for Sale	-	7,512
Property, Plant and Equipment, net	26,535	31,976
Other Assets	59,870	58,144
Total Assets	$172,263	$201,100

Current Liabilities	$34,649	$39,875
Long-Term Debt	-	39,541
Other Long-Term Liabilities	11,914	1,747
Shareholders' Equity	125,700	119,937
	$172,263	$201,100